Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

HF Foods Group Inc.
Las Vegas, Nevada

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-232080) and Form S-8 (No. 333-257100) of HF Foods Group Inc. of our report dated January 31, 2023, relating to the consolidated financial statements which appears in this Form 10-K.

/s/ BDO USA, LLP
Troy, Michigan

January 31, 2023